Exhibit 10.31

CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IT IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE.  OMISSIONS ARE IDENTIFIED AS [***].

Catheter Precision

CONSULTING AGREEMENT

(this "Agreement')

This Agreement is entered Into by and between:

Catheter Precision Incorporated 1705 Route 46

Suite6 Ledgewood, NJ, 07852 ("Catheter Precision" or

"Company") and

Patricia Kennedy Komlaan 7

1861 EE

Bergen, The Netherlands ("Consultant")

The parties agree as follows:

1.	CONSULTANTS ACTIVITIES

1.1

Subject to further specific direction by Catheter Precision, Consultant will be engaged as Vice President of European Operations reporting initially to Steve Adler, President and CEO. The Consulting may be assigned other or additional functions as and when requested by the Company. Any changes in duties and/or functions will not be considered as a change in the essential provisions and conditions of this Agreement and will not constitute the basis for the termination of this Agreement Consultant agrees to devote  Its  best   efforts to  diligently  provide the Consulting Activities  as  requested  by  Catheter Precision.

(a)

The duties of the Consultant include but are not limited to: planning and executing International sales and marketing activities for Company's products, overseeing clinical activities In Europe and other territories as so assigned, providing field clinical support, product demonstrations, physician and medical staff training and education, as well as trade show and distributor support

1.2

Consultant agrees to prepare a written proposal and obtain approval from the Chief Executive Officer (CEO) of Catheter Precision prior to committing Catheter Precision to disbursing funds, entering into contracts, retaining personnel, or committing resources needed to complete Consulting Activities . All purchase orders, contracts and check requests must be signed and issued by the CEO or an authorized representative.

1.3	This Agreement shall cover all services to be performed by Consultant for Catheter Precision.

2.	COMPENSATION

2.1

Catheter Precision will reimburse Consultant 18,750 Euro per month for Consultant's time spent performing the Consulting Activities listed above. In addition, Consultant will be eligible to participate in an annual incentive plan targeted for at least 10% of annual consulting payments. Additionally, Company shall compensate Consultant in accordance with a separate stock optionagreement granting options to purchase company stock after the next company financing. Number of options and share price to be determined by the Company's Board of Directors. Payments for consulting services will be disbursed pursuant to Sections 2.2-2.4 of this document.

2.2	Payments will be made by wire, payable to:

PJM Medical Consultants

[***]

2.3

Catheter Precision will  reimburse Consultant for reasonable travel expenses, including coach air, lodging, daily meals, and other necessary and reasonable expenses incurred in the performance of the Consulting Activities, provided that:

(a)	such expenses were incurred at the direction of or as authorized in advance by Catheter Precision; and
(b)

Consultant provides Catheter Precision original receipts and other documentation of such expenses as requested by Catheter Precision. f an invoice from Consultant is required in conjunction with the provision of Consulting Activities, such invoice shall be accurate and itemized in sufficient detail to permit independent auditing and verification that the Consulting Activities covered by such invoice have been properly rendered.

(c)	Consultant follows guidelines established by Catheter Precision's travel and expense policy.

2.4

Consulting services will be paid within 30 days of Catheter Precision's receipt of an undisputed itemized statement from Consultant. Catheter Precision will pay reimbursement for all authorized expenses of Consultant, provided the required documentation has been provided under Section 2.3.

2.5

The compensation under this Section is in full and complete payment for the Consulting Activities and assignment of intellectual Property under this Agreement. No royalties are payable under this Agreement.

2.6.

Catheter Precision and Consultant acknowledge and agree that this compensation represents the fair market value for the Consulting Activities, and has not been determined in a manner that takes into account any, and nothing in this Agreement, including the consideration set forth i1 Section 2.1, is intended to constitute, the solicitation, receipt or payment of any remuneration in return for referring an individual to Catheter Precision for the furnishing, or arranging for the furnishing, of any item or service for which payment may be made in whole or in part under a federal health care program, or in return for purchasing, leasing, ordering or arranging for or recommending purchasing, leasing or ordering any good, facility, service or item for which payment may be made in whole or in part under a federal health care program.

3.	TERM AND TERMINATION

3.1	This Agreement shall commence on February 1, 2018 and will remain in force until it is terminated by either party by giving the other written notice.

3.2	The notice period is equal to one month during the first year of consulting, two months as of the second year and thereafter.

3.3	Catheter Precision may terminate this Agreement upon immediate notice to Consultant for cause which means :
(a)

misconduct, (b) engaging in conduct which could reasonably result in a conviction of a felony or a crime against Catheter Precision or involving substance abuse, fraud, or moral turpitude or that would materially compromise Catheter Precision's reputation, or (c) unreasonable refusal to perform Consulting Activities in any material respect.

3.4

In the event of termination, Catheter Precision shall have no further obligations to Consultant under this Agreement other than the obligation to pay Consultant only for services performed or for any authorized reimbursable expenses i1curred by Consultant before the date of such termination. The provisions of the (a) CONFIDENTIALITY and (b) NTELLECTUAL PROPERTY sections will survive the expiration or other termination of this Agreement.

4.	PUBLICATIONS AND PUBLICITY

4.1

The parties agree not to use, expressly or by Implication, any trademark, trade name, or any contraction, abbreviation or adaptation thereof of any other party, or the name of the other party's staff in any news, publicity release, pol cy recommendation, advertising, or any commercial communication, excluding routine business correspondence, without the express written approval of the other party.

4.2

Consultant shall not make any representation relating to Catheter Precision's products or to Catheter Precision's clinical outcomes, without the prior consent of Catheter Precision. Consultant further agree that, in the event that Consultant fails to observe any limitations imposed by Catheter Precision on such product representations or representations concerning clinical outcomes, Catheter Precision shall have the right to immediately terminate this Agreement.

5.	CONFIDENTIALITY

5.1.	"Confidential Information" means any information:
(a)	acquired by Consultant from Catheter Precision that:
(i)	is identified as confidential at the time of disclosure by Catheter Precision to Consultant, or within a reasonable time after such disclosure; or
(ii)	Consultant has a reasonable basis to believe Is confidential;
(b)	relating to intellectual Property as defined below; or
(c)	arising from or relating to Consulting Activities .

5.2

Consultant agrees to hold Confidential information in strictest confidence, and not to use, except for the benefit of Catheter Precision and consistent with the scope of services in this Agreement, and not to disclose it to any person or entity unless Consultant has received prior written authorization from Catheter Precision; provided that Consultant may disclose Confidential information to Consultant's employees or associates who have a need to know the Confidential Information for the purposes of this Agreement, and Consultant takes  responsibility to ensure that each such employee and associate protects the Confidential information as required under this Agreement.

5.3	Confidential information does not include information that:
(a)	is disclosed without restriction to Consultant in good faith by a third party who is in lawful possession thereof and who has the right to make such disclosure;
(b)	is or becomes public knowledge, by publication or otherwise, through no fault of Consultant;
(c)	is independently developed by Consultant, completely without utilizing Catheter Precision Confidential Information; or
(d)	is transmitted by Catheter Precision after receiving notification inwriting by Consultant that Consultant does not desire to receive any further Confidential information.

5.4

h the event that, on the advice of legal counsel, Consultant is compelled by law to disclose Confidential information, Consultant will notify Catheter Precision i1 advance of such disclosure about the need for, and the exact text of, any such disclosure so that Catheter Precision may seek a protective order or other remedy. Consultant will take every reasonable action to ensure protection of the disclosed Confidential Information to the extent allowable by law.

5.5

Consultant may not copy or duplicate any materials containing Confidential information except as necessary to accomplish the purposes of this Agreement. Consultant will return all materials containing the Confidential Information, including all copies, upon demand by Catheter Precision, provided that Consultant may retain copies of as required by law.

5.6	The restrictions and obligations assumed by Consultant under this section expire five (5) years from the expiration of this Agreement.

6.	INTELLECTUAL PROPERTY

6.1

Consultant will hold in trust for the sole right and benefit of Catheter Precision and Consultant agrees to assign to Catheter Precision, and hereby does assign to Catheter Precision, all of Consultant's worldwide right, title, and interest ii and to any and all inventions, proprietary information, findings, conclusions, discoveries, know-how, data, software, works of authorship, improvements, or suggestions, whether or not patentable or copyrightable, conceived, created, adapted, or developed by or for Consultant, whether made alone or in conjunction with others, in the field of surgical robotics or non-invasive mapping or arising from or relating to the Consulting Activities or derived from Confidential information ("Inventions") including any and all moral rights and intellectual property rights inherent in the inventions and appurtenant thereto including, without limitation, all patent rights, copyrights, trademarks, know-how and trade secrets (collectively, "Intellectual Property"). Any works of authorship created, adapted, or developed by or for Consultant under the terms of this Agreement ,whether or not copyrightable, are deemed as works made for hire.

6.2

(a) Consultant agrees to (Q disclose such intellectual Property promptly and fully to Catheter Precision; (ii) help Catheter Precision, or anyone Catheter Precision designates, prepare, file, prosecute, issue and maintain patent or copyright applications or seek other  protection relating to Intellectual Property, at no cost to Consultant,  (iii) acknowledge, execute and deliver promptly to Catheter Precision written instruments and do such  other acts as may be necessary, in the opinion of Catheter Precision, to file, obtain, maintain or reissue patents, patent applications, copyright applications and copyright registrations or other forms of protection relating to Intellectual Property and to vest the entire right and title thereto i1Catheter Precision or Catheter Precision's designee. (b)

If for any reason Catheter Precision is unable to obtain Consultant's execution of any written instrument or other act under paragraph (a) above, Consultant hereby conveys to  Catheter Precision  its power of attorney  only for the  purpose of executing  such  written instrument or doing such act.

6.3

Consultant represents and warrants that (a) Consultant has full right to assign the Intellectual Property, free from all claims, liens, security interests or other encumbrances, and (b) all persons that work for Consultant on the activities described in this Agreement are able, bound and have the right to assign such Intellectual Property to Catheter Precision, free from all claims. liens, security Interests or other encumbrances.

6.4

Concepts, information and inventions made by or belonging to Consultant other than intellectual Property as defined above will remain the property of Consultant and will not be disclosed to Catheter Precision  in the  absence  of a separate  agreement  specifically  pertaining to such disclosure. All information disclosed by Consultant to Catheter Precision in the absence of such agreement  belongs to and may be used by Catheter Precision for any purpose and without additional compensation.

6.5

Should applicable law preclude Catheter Precision's ownership of any intellectual Property, Consultant hereby grants to Catheter Precision an unlimited, perpetual, worldwide, and royalty free license to make, have made,  use, sell, offer for sale, import, export, lease, donate, reproduce, publish, distribute, create  derivative  works  of, and  modify  products, methods,  or  services incorporating such intellectual Property.

7.	WARRANTIES AND COVENANTS

7.1

Consultant represents , warrants and covenants that all of Consultant's employees, agents , and associates whose services may be used to fulfill Consultant's obligations under this Agreement are or will be appropriately i1formed of the terms of this Agreement , and are under legal obligation to Consultant, by contract or otherwise ,sufficient to fully comply with all provisions of this Agreement.

7.2

Consultant represents, warrants and covenants that Consultant has full right and authority to enter into this Agreement under applicable law, i1cluding the internal rules of Consultant's employer and that, where and whenever  required, Consultant has or will secure in a timely manner any and all necessary notifications or approvals, administrative or governmental, including authorizations from any institutions where the Consulting Activities are to be performed i1whof e or i1part.

7.3

Consultant represents and warrants that it has no outstanding obligations or agreements that are inconsistent or in conflict with the execution of this Agreement or performance of the Consulting Activities .

7.4

Consultant represents, warrants and covenants that Consultant does not at present and will not during the term of this Agreement serve In a similar capacity for others (With the exception of December,2017).

7.5

Consultant represents, warrants and covenants that Consultant will not, during the term of this Agreement and ,for a period of one (1) year following the expiration or termination of this Agreement , including any extension(s) of the term of this Agreement agreed to by both parties, be employed by or provide consulting or other services to any other person or entity selling products, or engaged in marketing, sales, clinical studies or other research, anywhere in the world, in the area of medical robotics for electrophysiology or non-invasive mapping for electrophysiology or in any area in which Consultant received Confidential Information from Catheter Precision during the term of this Agreement. This one-year period begins to run at the expiration or  termination  of  this  Agreement  including any agreed extensions thereof.

7.6

Consultant represents, warrants and covenants that the Consulting Activities will be provided in compliance with all applicable laws and regulations, including but not limited to: laws and regulations pertaining to the promotion of products regulated by the FDA (21 U.S.C.§§201, et seq. and its implementing regulations); laws, regulations and guidance pertaining to state and federal antikickback statutes (42 U.S.C. §§ 1320a-7b(b), et seq. and their implementing regulations) and submission of false claims to governmental or private healthcare payors (31U.S.C.§§3729,et seq. and its implementing regulations); state and federal laws and regulations relating to the protection of Individual and patient privacy (e.g., HIPM);the Code of Ethics on Interactions with Healthcare Professionals promulgated by the Advanced Medical Technology Association (AdvaMed) ;Catheter Precision company business code of ethics and any other laws and regulations applicable to the provision of the Consulting Activities.

7.7

Consultant represents, warrants and covenants that Consultant is: (a) not excluded from a Federal health care program as outlined in Sections 1128 and 1156 of the Social Security Act (see the Office of Inspector General of the Department of Health and Human Services List of Excluded Individuals/Entities at http://www.oiq.hhs.gov/FRAUD/exclusions/listofexcluded.html); (b) not debarred by the FDA under 21 U.S.C.335a (see the FDA Office of Regulatory Affairs Debarment List at http://www.fda.gov/ora/compliance_ref/debar/); (c) not otherwise excluded from contracting with the federal government {see the Excluded Parties Listing System at http://epls.amet.gov);(d) to Consultant's knowledge are not under investigation or otherwise aware of any circumstances which may result in Consultant  being debarred or excluded from participation in any federal or state healthcare program; and (e) If required based on the Consulting Activities to be provided, duly licensed and in good standing in accordance with applicable state laws. In the event that Consultant fails at any time to satisfy one or more of the requirements set forth in this section, Catheter Precision may immediately terminate this Agreement.

7.8

The parties acknowledge that the U S  federal government (FDA) and certain countries require pharmaceutical and/or device companies to disclose information on compensation, gifts or other remuneration provided to physicians and other health care professionals. Catheter Precision may report information about remuneration provided under this Agreement, as required by law. Once reported, such information may be publicly accessible.

7.9

Consultant agrees that the Catheter Precision and   its designated representatives shall have the right, upon reasonable notice, to audit all of Consultant's applicable records related to the Consulting Activities for the purpose of determining compliance with the compliance obligations set forth in this Agreement and the terms of this Agreement. This right to audit shall extend throughout the term of this Agreement and for the later of a period of three years after termination of the Agreement or resolution of any disputes between the Catheter Precision and the Consultant hereunder.

8.	INDEPENDENT CONTRACTOR

8.1

Consultant is an independent contractor for all purposes. Neither Consultant nor any agent, representative, associate or employee of Consultant, will be considered an agent, representative or employee of Catheter Precision for any purpose including, but not limited to, workers' compensation insurance, unemployment insurance, social security insurance, federal, provincial and state taxes and Catheter Precision employee benefits and coverage's .

8.2

h the event Catheter Precision is liable for any withholding taxes, unemployment compensation, workers' compensation , or other similar taxes or charges associated with Consultant's performance of this Agreement , Consultant agrees to repay Catheter Precision for all such payments.

8.3	Conduct and control of the work to be performed under this Agreement by Consultant lies solely with Consultant.

8.4

Except as explicitly permitted in this Agreement , Consultant may not i1cur any liability on Catheter Precision's behalf nor bind Catheter Precision to any contractual or payment obligation without the prior written consent of Catheter Precision.

9.	ENTIRE AGREEMENT

9.1	This Agreement supersedes all prior oral agreements and understandings between the parties with respect to the activities under this Agreement.

9.2

No amendments, changes , extensions, modifications to, or waivers of this Agreement will be valid and binding except If Inwriting and signed by the parties, except that either party may change its address by written notice to the other.  In any event, no amendments, changes , or modifications  to the material terms of this Agreement , including without limitation the services to be provided or the compensation to be paid hereunder, may be modified until after the passing of the first anniversary of this Agreement.

10.	MISCELLANEOUS

10.1

In the event that any provision contained herein is held to be invalid or unenforceable, all other provisions of this Agreement will be deemed severable and will remain enforceable to the full extent permitted by law.

10.2

All references to Catheter Precision will include its parent, Catheter Precision Incorporated, a Delaware, USA company, and all entities owned by Catheter Precision or by an entity In which Catheter Precision has a direct or indirect ownership  of at least 50%.

10.3	Consultant may not assign Consultant's rights or obligations under this Agreement absent prior written approval from Catheter Precision.

10.4	This Agreement may be signed in one or more copies, including facsimile, each of which equally evidences this Agreement.

10.5	This Agreement will be construed and interpreted under and i1accordance with the substantive laws of the State of New Jersey, USA, without regard to any conflict of laws provision thereof.

[Signature Page Follows]

The parties hereto have executed two (2) duplicate originals in the manner appropriate to each pursuant to The WARRANTI ES AND COVENANTS Section of this Agreement.

CATHETER PRECISION INCORPORATED

By:	/s/ Steve Adler	By:	/s/ Patricia Kennedy
Title:	President and CEO	Date:	January 23, 2018
Date:	January 22, 2018